                                                                    EXHIBIT 11.1

                       TRANSACT TECHNOLOGIES INCORPORATED
                        Computation of Earnings Per Share
                                   (unaudited)

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
                                                       THREE MONTHS ENDED
                                                           MARCH 31,
(In thousands, except per share data)                  2002          2001
                                                       ----          ----
   Net loss                                          $  (129)      $(1,757)
   Dividends and accretion on preferred stock            (90)          (90)
                                                     -------       -------

   Net loss available to common
     shareholders                                    $  (219)      $(1,847)
                                                     =======       =======

   Shares:
     Basic - Weighted average common shares
       outstanding                                     5,604         5,531
     Dilutive effect of outstanding options and
       warrants as determined by the treasury
       stock method                                       --            --
                                                     -------       -------
     Dilutive - Weighted average common and
       common equivalent shares outstanding            5,604         5,531
                                                     =======       =======

   Net loss per share:
       Basic                                         $ (0.04)      $ (0.33)
                                                     =======       =======
       Diluted                                       $ (0.04)      $ (0.33)
                                                     =======       =======
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